EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Kansas City Southern:

We consent to the use of our reports dated February 8, 2012 with respect to the consolidated financial statements of Kansas City Southern and subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Kansas City, Missouri

February 8, 2012